EXHIBIT 3.1.6

Ross Miller
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.285 and 78.390)
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.285 and 78.390 - After Issuance of Stock)

1. Name of corporation: Vocalscape Networks, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

The Corporation hereby amends and restates Article I of its Articles of Incorporation as follows:

“The name of the corporation shall be:

KALEIDOSCOPE VENTURE CAPITAL INC.”

3. The vote by which stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by the classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 374,036,840.

4. Effective date of filing (optional): 07/14/08

5. Officer Signature (required): /s/ Ron McIntyre , President